b) 11   Computation of per share earnings

            American Electric Automobile Company, Inc.
              Weighted Average Shares Outstanding
                       March 31, 2000

              Original                   Days
Date          Issuance      Cumulative   Outstanding   Total

01/01/00      4,471,600     4,471,600     37            165,449,200
02/07/00        690,000     5,161,600      1              5,161,600
02/08/00        (32,000)    5,129,600      3             15,388,800
02/11/00        150,000     5,311,600      4             21,246,400
02/15/00        280,000     5,441,600      1              5,441,600
02/16/00        100,000     5,541,600      6             33,249,600
02/22/00        300,000     5,841,600     27            157,723,200
03/20/00        300,000     6,141,600      6             36,849,600
03/26/00        300,000     6,441,600     27            157,723,200
03/31/00                            0      0                      0
              6,559,600                   90            472,718,000
                                                                 90
                                                                 --
Weighted Average Shares                                   5,252,422
                                                          ---------
Net Loss                                                  (22,179.00)
                                                          ---------
Net Loss Per Share                                          (0.0042)